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               Milbank, Tweed, Hadley & McCloy

                                                        May 7, 1996


Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, NV 89121

      Re:  Federal Income Tax Considerations
           Relating to the Exchange Offer

Dear Sirs:

   We have acted as counsel to Alliance Gaming Corporation ("Alliance") in connection with the proposed exchange of $85,000,000 aggregate principal amount of 7 1/2% Convertible Subordinated Debentures due 2003 of Alliance for a like principal amount of issued and outstanding 7 1/2% Convertible Subordinated Debentures due 2003 of Alliance tendered pursuant to the Exchange Offer, as contemplated in Alliance's Registration Statement on Form S-4 (the "Registration Statement"), filed on this date with the Securities and Exchange Commission, and any amendments and supplements thereto. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "Certain Federal Income Tax

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                             2                                May   , 1996

Considerations" in the prospectus contained in the Registration
Statement.

     In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon the statements and representations of officers and other representatives of Alliance.

     Subject to the assumptions, qualifications and comments in this letter, we are of the opinion that the statements in the prospectus contained in the Registration Statement with respect to United States federal income taxation under the heading "Certain Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions, are correct in all material respects.


                                              Very truly yours,

                                              /s/Milbank, Tweed, Hadley & McCloy

BK/MLW